Exhibit 99.1

                          SJW CORP. ANNOUNCES
                    SECOND QUARTER FINANCIAL RESULTS

          Board Declares Quarterly Dividend on Common Stock

     SAN JOSE, CA, July 29, 2009 - SJW Corp. (NYSE: SJW) today reported financial results for the second quarter ended June 30, 2009. Operating revenue was $58.2 million versus $60.1 million for the same period in 2008. The decrease of $1.9 million primarily reflects a decrease of $4.6 million resulting from declining customer water usage, as well as $849,000 lower revenue from real estate operations due to a tenant vacancy in the real estate portfolio. The revenue decreases were partially offset by cumulative rate increases of $3.5 million and revenue from new customers of $58,000.

     Net income was $4.4 million for the second quarter. Diluted earnings per common share were $0.23, compared to $0.34 per share for the second quarter in 2008.

     Water production costs for the second quarter of 2009 were $23.9 million versus $25.6 million for the same period in 2008. The decrease of $1.7 million was primarily attributable to lower customer demand of $2.8 million and $744,000 in savings due to greater surface water supply, offset by $1.8 million in higher per unit costs for purchased water and groundwater extraction charges.

     Non-water production costs for the second quarter of 2009 were $23.3 million versus $20.6 million for the same period in 2008, an increase of $2.7 million. This was attributable to increases of $1.2 million in administrative and general expenses, $751,000 in taxes other than income taxes, $478,000 in other operating expense and $198,000 in other expenses. Income tax expense decreased $1.3 million in the second quarter to $3.0 million in 2009 from $4.3 million in 2008 as a result of lower pre-tax income.

     Year-to-date operating revenue decreased by $3.1 million to $98.2 million from $101.3 million in the first six months of 2008. The decrease was attributable to $7.5 million in lower customer water usage and $1.2 million lower revenue from real estate operations, partially offset by $5.5 million in cumulative rate increases and $125,000 from new customers.

     Year-to-date net income was $4.5 million, compared to $9.0 million in 2008. Earnings per basic and diluted share respectively were $0.25 and $0.24 in the first six months of 2009, compared to $0.49 and $0.48 per basic and diluted share respectively for the same period in 2008.

     Year-to-date water production costs decreased to $37.5 million from $39.1 million in 2008. The $1.6 million decrease was primarily attributable to lower customer demand of $4.0 million and savings due to greater surface water supply of $191,000, offset by higher per unit costs for purchased water and groundwater extraction charges of $2.6 million. Non-water production costs increased $5.3 million to $46.1 million from $40.8 million. Components of the increase included $2.5 million in administrative and general expenses, $1.5 million in taxes other than income taxes, $772,000 in other operating expenses, $742,000 in depreciation expense, partially offset by a decrease of $184,000 in maintenance expenses. Income tax expense decreased $3.0 million year-to-date due to lower pre-tax income.

     The Directors of SJW Corp. today declared a quarterly dividend on common stock of $0.165 per share. The dividend is payable on September 1, 2009 to shareholders of record on August 10, 2009.

     SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc. and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide regulated and nonregulated water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial buildings, has a majority interest in a real estate partnership, and has properties in the states of California, Florida, Connecticut, Texas, Arizona and Tennessee.


This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The results for a quarter are not indicative of results for a full year due to seasonality. Certain factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.



                               SJW Corp.
              Condensed Consolidated Statements of Income
                   and Comprehensive Income (Loss)
                              (Unaudited)
                (in thousands, except per share data)

                                   THREE MONTHS ENDED    SIX MONTHS ENDED
                                         JUNE 30,             JUNE 30,
                                     2009       2008       2009      2008
                                 ----------------------------------------
OPERATING REVENUE                $58,194     60,058     98,215    101,311
OPERATING EXPENSE:
  Operation:
    Purchased water               12,601     14,176     20,390    21,172
    Power                          1,817      2,010      2,577     3,076
    Groundwater extraction charge  9,480      9,417     14,532    14,833
                                 -------     ------     ------    -------
    Total production costs        23,898     25,603     37,499    39,081

    Administrative and general     6,897      5,648     14,027    11,487
    Other                          4,547      4,069      8,524     7,752
  Maintenance                      3,216      3,272      6,132     6,316
  Taxes, other than income         2,392      1,641      4,682     3,231
  Depreciation and amortization    6,238      5,984     12,789    12,047
  Income taxes                     2,975      4,309      3,076     6,095
                                 -------     ------     ------    -------
    Total operating expense       50,163     50,526     86,729    86,009
                                 -------     ------     ------    -------
OPERATING INCOME                   8,031      9,532     11,486    15,302

Interest on long-term debt
  and other                       (3,613)    (3,254)    (6,952)   (6,306)
                                 --------   --------    -------   -------
NET INCOME                        $4,418      6,278      4,534     8,996
                                 ========   ========    =======   =======
Other comprehensive loss, net     (3,258)    (3,491)    (6,224)   (2,758)
                                 --------   --------    -------   -------
COMPREHENSIVE INCOME (LOSS)       $1,160      2,787     (1,690)    6,238
                                 ========   ========    =======   =======

Earnings per share
  -Basic                           $0.24       0.34       0.25      0.49
  -Diluted                         $0.23       0.34       0.24      0.48

Dividend per share                 $0.17       0.16       0.33      0.32

Weighted average shares outstanding
  -Basic                          18,483     18,403     18,476    18,390
  -Diluted                        18,670     18,596     18,664    18,594





                                  SJW Corp.
                    Condensed Consolidated Balance Sheets
                                 (Unaudited)
                            (thousands of dollars)


                                                 June 30    December 31
                                                    2009           2008
                                               ---------    -----------
ASSETS
UTILITY PLANT:
  Land                                          $  8,404          8,134
  Depreciable plant and equipment                878,703        855,427
  Construction in progress                        15,380          7,142
  Intangible assets                               10,790          8,040
                                                --------        -------
     Total utility plant                         913,277        878,743
Less accumulated depreciation
  and amortization                               285,693        272,562
                                                --------        -------
     Net utility plant                           627,584        606,181

REAL ESTATE INVESTMENT:                           88,000         88,000
Less accumulated depreciation
  and amortization                                 6,350          5,511
                                                --------        -------
     Net real estate investment                   81,650         82,489
CURRENT ASSETS:
  Cash and equivalents                             4,771          3,406
  Accounts receivable and accrued
   unbilled utility revenue                       34,297         26,329
  Prepaid expenses and other                       2,458          2,226
                                                --------        -------
    Total current assets                          41,526         31,961
OTHER ASSETS:
  Investment in California Water Service Group    40,522         51,071
  Debt issuance costs, net
    of accumulated amortization                    3,195          3,162
  Regulatory assets                               73,518         73,778
  Other                                            2,360          2,235
                                                --------        -------
                                                 119,595        130,246
                                                --------        -------
                                                $870,355        850,877
                                                ========        =======
CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
  Common stock                                  $  9,628          9,611
  Additional paid-in capital                      21,358         20,548
  Retained earnings                              203,417        204,744
  Accumulated other comprehensive income          13,200         19,423
                                                --------        -------
    Total shareholders' equity                   247,603        254,326
  Long-term debt, less current portion           246,221        216,613
                                                --------        -------
    Total capitalization                         493,824        470,939
CURRENT LIABILITIES:
  Line of credit                                   3,000         18,400
  Current portion of long-term debt                  728            705
  Accrued groundwater extraction charge and
    purchased water                                8,112          5,256
  Purchased power                                  1,300            563
  Accounts payable                                10,350          5,758
  Accrued interest                                 4,984          4,567
  Other current liabilities                        8,529          8,074
                                                --------        -------
  Total current liabilities                       37,003         43,323

DEFERRED INCOME TAXES AND CREDITS                 98,648         98,713
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS
  IN AID OF CONSTRUCTION                         189,926        188,869
POSTRETIREMENT BENEFIT PLANS                      44,178         42,331
OTHER NONCURRENT LIABILITIES                       6,776          6,702
                                                 -------        -------
                                                $870,355        850,877
                                                ========       ========